As filed with the Securities and Exchange Commission on AUGUST 1, 2014.

Registration No. 333-193404

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-11

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

APPLE REIT TEN, INC.

(Exact name of Registrant as specified in its charter)

Virginia	814 East Main Street Richmond, Virginia 23219 (804) 344-8121	27-3218228
(State or other jurisdiction of incorporation)	(Address. Including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Glade M. Knight
Chairman and Chief Executive Officer
Apple REIT Ten, Inc.
814 East Main Street
Richmond, Virginia 23219
(804) 344-8121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin B. Richards, Esq.
David F. Kurzawa, Esq.
McGuireWoods LLP
901 East Cary Street, One James Center
Richmond, Virginia 23219
(804) 775-1029
(804) 775-7471

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters the securities that remain unsold under the registration statement as of the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (Registration No. 333-193404) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF UNITS

In accordance with the undertaking of Apple REIT Ten, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-193404) declared effective April 10, 2014 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister 86,176,796 Units that remain unsold under the Registration Statement. Each Unit consists of one common share and one Series A preferred share. Pursuant to the Registration Statement, the Company registered up to 96,502,475 Units intended to be sold to the public in continuation of its best-efforts offering which originally commenced on January 19, 2011 and expired January 19, 2014 (the “Initial Registration Statement”). Effective July 31, 2014, the Company concluded its best-effort offering and ceased offering Units under the Registration Statement. As of the close of business on July 31, 2014, the Company, together with its Initial Registration Statement, sold a total of 96,074,286 Units for aggregate gross offering proceeds of approximately $1,052,055,236.

By filing this Post-Effective Amendment No. 1 to the Registration Statement, the Company, in connection with concluding its best-efforts offering, hereby deregisters 86,176,796 Units that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on August 1, 2014.

APPLE REIT TEN, INC.

By:	/s/ Glade M. Knight
Glade M. Knight
Chairman of the Board and Chief Executive Officer (and as such, Principal Executive Officer)

By:	/s/ Bryan F. Peery
Bryan F. Peery
Chief Financial Officer (and as such, Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacities	Date

/s/ Glade M. Knight	Chairman of the Board and Chief	August 1, 2014
Glade M. Knight	Executive Officer (and as such, Principal Executive Officer)
/s/ Bryan F. Peery	Chief Financial Officer (and as such,	August 1, 2014
Bryan F. Peery	Principal Accounting Officer)
*	Director	August 1, 2014
Kent W. Colton
*	Director	August 1, 2014
R. Garnett Hall, Jr.
*	Director	August 1, 2014
Anthony Francis Keating, III
*	Director	August 1, 2014
David J. Adams

*By:	/s/ Glade M. Knight
Glade M. Knight
Attorney-In-Fact for the above-named person